July 15, 2019

John P. Zimmer
Chief Financial Officer
CORE MOLDING TECHNOLOGIES INC
800 Manor Park Drive
Columbus, Ohio 43228

       Re: CORE MOLDING TECHNOLOGIES INC
           Form 10-K for the Year Ended December 31, 2018
           Filed March 18, 2019
           File No. 001-12505

Dear Mr. Zimmer:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction